BIP VENTURES EVERGREEN BDC

INSIDER TRADING POLICY

ADOPTED ON JULY 11, 2023

Introduction

Federal and state securities laws prohibit the purchase or sale of the securities of BIP Ventures Evergreen BDC (including any subsidiaries thereof, the “Company”) and the portfolio companies in which the Company invests anywhere in the world by persons who are aware of Material Nonpublic Information (as defined herein) about the Company or its portfolio companies, as applicable. These laws also prohibit persons who are aware of such Material Nonpublic Information from disclosing this information to others who may trade on the basis thereof. The Board of Trustees of the Company (the “Board”) has adopted this policy statement (this “Policy”) both to support the Company’s obligation to prevent insider trading by all personnel and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. It is important to note that this Policy imposes restrictions that are in addition to, and not in lieu of, any other applicable pre-clearance and reporting requirements established by the Company.

This Policy shall be administered by the Compliance Department of the Company’s investment adviser, BIP Capital, LLC (the “Compliance Department”).

Persons Subject to the Policy

This Policy applies to the following persons (collectively, “Covered Persons”):

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all members of the Board;

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BIP Capital, LLC (the “Adviser”);

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all officers of the Company and the Adviser;

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all employees of the Company, if any;

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all employees of the Adviser (including part-time and temporary employees, consultants and independent contractors) who provide services to the Adviser in respect of the Company;

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any other affiliate (and its employees) of the Adviser who provides services to the Adviser in respect of the Company;

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any family members of a Covered Person who reside with such Covered Person (including a child away at college), anyone else who lives in such Covered Person’s household, and any family members who do not live in such Covered Person’s household but whose transactions in the Company’s securities are directed by such Covered Person or are subject to a Covered Person’s influence or control (collectively, “Covered Family Members”); and

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any entities, including any corporations, partnerships or trusts, that a Covered Person influences or controls (“controlled entities”).

You are responsible for the transactions of your Covered Family Members and controlled entities, and you should therefore make them aware of the need to confer with you before they trade in the Company’s securities or in the securities of the Company’s portfolio companies. You should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities, including the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue, including convertible securities and warrants, debt securities such as debentures, bonds and notes, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options and swaps relating to the Company’s securities.

As the Company invests in equity positions at private companies and does not intend to invest in public market securities, this Policy does not apply to transactions related to Covered Persons public markets investments.

To the extent an investment of the Company is considering an IPO and the Company has material non-public information related to that investment, Covered Persons will be notified such that they will not transact.

The Consequences of Noncompliance

Violations of Law. Covered Persons who engage in transactions in the Company’s securities in violation of this Policy or applicable law may be subject to the following penalties under U.S. law:

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Disgorgement of profits;

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A civil penalty of up to three times the profit gained or loss avoided;

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A criminal fine of up to $5,000,000 (no matter how small the profit); and

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A prison sentence of up to 20 years.

A person who passes along, or “tips,” information to a person who then trades (a “tippee”), is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee’s trading.

Company-Imposed Sanctions. The failure of a Covered Person to comply with this Policy may subject such Covered Person to sanctions by the Company, up to and including dismissal for cause, whether or not the failure to comply results in a violation of applicable law.

Policy on Insider Trading

It is the policy of the Company that no Covered Person who is aware of Material Nonpublic Information (as defined below) relating to the Company may, directly or indirectly through family members or other persons or entities:

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buy or sell securities of the Company (including the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue), other than as expressly exempted by this Policy, or engage in any other action to take personal advantage of the Material Nonpublic Information;

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recommend the purchase or sale of Company securities;

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disclose such Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information, or to others outside the Company (including family and friends), unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized disclosure of information; or

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assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of Material Nonpublic Information about another company (such as an issuer of securities included in the Company’s portfolio, clients or vendors of the Company or a company with which the Company may be negotiating a major transaction such as an acquisition, investment or sale) may trade in that other company’s securities or tip the information to others until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.

Unless you have been provided guidance to the contrary from the Compliance Department, you may not trade in the Company’s securities while you are aware of Material Nonpublic Information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information.

Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure or because they are small transactions) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and in any event even the appearance of an improper transaction must be avoided in order to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

Definition of Material Nonpublic Information. Material Nonpublic Information has two important elements: (i) materiality, and (ii) public availability, each of which is discussed separately below.

When Information is “Material.” “Material” information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the Company’s stock price (assuming the Company’s stock was listed on a securities exchange), whether it is positive or negative, should also be considered material. Some examples of information that ordinarily would be regarded as material are:

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projections of future earnings or losses or other earnings guidance;

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changes in previously released earnings estimates or guidance;

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earnings that are inconsistent with the consensus expectations of the investment community;

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a pending or proposed merger, acquisition or tender offer, or an acquisition or disposition of significant assets;

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the development of a significant new product or service;

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a change in dividend policy or an offering of additional securities;

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bank borrowings or other financing transactions out of the ordinary course;

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a change in senior management or board of trustees of the Company;

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a significant cyber security breach;

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a change in auditors or notification that the auditor’s reports may no longer be relied upon;

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pending or threatened significant litigation, or the resolution thereof;

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impending bankruptcy or severe liquidity problems; and

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the gain or loss of a significant client account or vendor.

When Information is “Public.” Information is considered to be available to the public only after it has been widely disseminated to the marketplace (e.g., by press release, webcast conference or an SEC filing). By contrast, information would likely not be considered widely disseminated to the marketplace (i.e., “Nonpublic”) if it is available only to the Company or the Adviser’s employees, or if it is available only to a select group of analysts, brokers and institutional investors. Once information has been widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. To avoid the appearance of impropriety, and as a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the information is released.

Pre-Clearance Procedures

The Pre-clearance Group (as defined in the Addendum attached hereto) may not engage in any transaction involving Company securities (including a stock plan transaction) without first obtaining pre-clearance of the transaction in accordance with the pre-clearances procedures set forth in the Addendum.

Transactions Under Company Plans

Restricted Stock Awards / Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of shares resulting from the vesting of restricted stock or restricted stock units.

Stock Option Exercises. This Policy does not apply to the exercise of a stock option. This Policy does apply, however, to any subsequent sale of the stock received upon the exercise of an option, as well as the sale of stock as part of a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise and/or taxes.

Direct Stock Purchase and Dividend Reinvestment Plan. This Policy does not apply to purchases of Company shares resulting from (i) your reinvestment of dividends or distributions paid on Company securities, or (ii) regular automatic debit transactions, under any Company or broker-sponsored dividend or distribution reinvestment plan (“DRIP”). This Policy does apply, however, to voluntary purchases of Company shares resulting from additional contributions you choose to make to any such DRIP, and to your election to participate in the DRIP or to increase or decrease your level of participation in the DRIP. This Policy also applies to your sale of any Company shares purchased pursuant to the DRIP.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in the Company’s securities or in certain other types of transactions that may lead to inadvertent violations of the insider trading laws or create the appearance of improper conduct. Accordingly, your trading in Company securities is subject to the following additional restrictions.

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Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

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Standing Orders. Standing orders (other than orders pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) should be used only for a very brief period of time (not longer than one business day). A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading.

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Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Compliance Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Broker Discretionary Accounts. Certain accounts known as “broker discretionary accounts” or “managed accounts” allow a broker, rather than the account holder, discretion over trading of securities within the account. Because a purchase or sale of Company securities may occur in such an account at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, you are required to direct any broker who has been granted discretionary power over your account not to purchase or sell Company securities within such an account.

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Hedging Transactions. Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities.

Requests for limited exceptions for the above transactions may be submitted to the Compliance Department.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment for so long as you are in possession of Material Nonpublic Information.

Assistance from the Company

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Department. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Addendum

Trustees, executive officers and certain other designated employees are subject to additional restrictions on their transactions in Company securities. These restrictions are described in the separate Addendum to this Policy attached hereto.

This Policy supersedes all previous policies of the Company concerning the subject matter of this Policy.

BIP VENTURES EVERGREEN BDC

ADDENDUM TO INSIDER TRADING POLICY

PRE-CLEARANCE PROCEDURES

ADOPTED ON July 11, 2023

General

The Company’s Board of Trustees has adopted this Addendum to the Company’s Insider Trading Policy (this “Addendum”) to help prevent inadvertent violations of the U.S. federal securities laws and to avoid even the appearance of trading the Company’s securities on inside information. This Addendum is in addition to and supplements the Policy. Defined terms used in this Addendum have the meanings set forth in the Policy.

Pre-clearance Groups

The pre-clearance procedures described in this Addendum apply to the members of the pre-clearance group listed on the attached Schedule I (the “Pre-clearance Group”). The Company may from time to time designate other positions that are subject to this Addendum and will amend Schedule I from time to time as necessary to reflect such changes. The Compliance Department will maintain Schedule I and will periodically inform Covered Employees whose names have been added to or deleted from the list.

Pre-clearance Procedures

The Pre-clearance Group may not engage in any transaction involving Company securities (including a stock plan transaction) at any time without first obtaining pre-clearance of the transaction in accordance with the pre-clearances procedures set forth in this Addendum. Requests for pre-clearance by members of the Pre-clearance Group (including requests on behalf of their respective Covered Family Members) must be made to the Compliance Department and should be submitted at least two (2) business days in advance of the proposed transaction. These pre-clearance procedures are in addition to any regular pre-clearance procedures administered by the Compliance Department. The Compliance Department is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

Post-Termination Transactions

If you are aware of Material Nonpublic Information when you terminate service as a trustee, officer or other employee of the Company or the Adviser or one of its affiliates, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to transactions in Company securities upon the expiration of any blackout period that is applicable at the time of a person’s termination of service.

Ask for Company Assistance

Any person who has a question about this Addendum or its application to any proposed transaction may obtain additional guidance from the Compliance Department.

Schedule I

ADDENDUM TO INSIDER TRADING POLICY

PRE-CLEARANCE GROUP

Pre-clearance Group

Members of the Board of Trustee

Chief Executive Officer

Other Executive Officers

All BIP Ventures Employees